QUANTITATIVE GROUP OF FUNDS

Change in Name of the

Quantitative Small Cap Fund

Quantitative Long/Short Fund

Quantitative Emerging Markets Fund

Quantitative Foreign Value Fund

The undersigned, being a majority of the Trustees of the Quantitative Group of Funds (the “Trust”), acting pursuant to Article III of the Agreement and Declaration of Trust (the “Declaration”), do hereby redesignate and rename the following series’ of the Trust:

Old Name	New Name
Quantitative Small Cap Fund	Quant Small Cap Fund
Quantitative Long/Short Fund	Quant Long/Short Fund
Quantitative Emerging Markets Fund	Quant Emerging Markets Fund
Quantitative Foreign Value Fund	Quant Foreign Value Fund

IN WITNESS WHEREOF, the undersigned have executed this instrument this 29th day of April, 2008.

/s/ Robert M. Armstrong Robert M. Armstrong Trustee	/s/ William H. Dunlap William H. Dunlap Trustee
/s/ John M. Bulbrook John M. Bulbrook Trustee	/s/ Clinton S. Marshall Clinton S. Marshall Trustee
/s/ Edward A. Burrows Edward A. Burrows Trustee	/s/ Willard L. Umphrey Willard L. Umphrey Trustee

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